Exhibit 99.1

Heritage Financial Names Jeffrey J. Deuel President and CEO
and Appoints him to the Board of Directors

OLYMPIA, Wash., July 1, 2019 – Heritage Financial Corporation (Nasdaq: HFWA) (“Company”), parent company of Heritage Bank (“Bank”), announced today that Jeffrey J. Deuel was named president and CEO and appointed to the board of directors. As part of the CEO succession plan previously announced in July 2018, Deuel was named president of the Company and CEO of Heritage Bank at that time. Deuel held the titles of president and chief operating officer of Heritage Bank from 2012 to 2018. He has held a variety of leadership positions during his banking career which spans more than 37 years and has encompassed the areas of commercial lending, credit administration, portfolio management, retail and corporate strategies.

Deuel said, “I am honored to lead Heritage Financial Corporation. It is a privilege to be part of an organization with a long history of providing quality customer service, a collaborative corporate culture focused on continuous improvement, supporting the communities where it operates, and enhancing shareholder value”.

As previously announced, Brian L. Vance, who served as CEO of Heritage Bank from 2003 and CEO of Heritage Financial Corporation since 2006, will now serve as executive chair of the Company’s and the Bank’s boards of directors. With a commercial banking career spanning 47 years and his 23 years of service at Heritage, Vance has played an important part in the development of the organization.

“I want to thank the Heritage team for a wonderful career and I look forward to the next phase as executive Chair,” said Vance. “We are fortunate to have someone of Jeff’s ability leading the Company and I believe his appointment as president and CEO will provide a seamless leadership transition for our shareholders, customers and employees.”

Brian S. Charneski, who has served as a board member since 2000 and has been chairman since May 2016, will now assume the role of lead independent director.

“The board is pleased to have Brian serve as executive chairman and we believe Jeff’s leadership skills and industry knowledge will serve us well,” said Charneski.
About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly owned banking subsidiary. Heritage Bank has a branch network of 62 banking offices in Washington and Oregon. Heritage Bank also does business under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol HFWA. More information about Heritage Financial Corporation can be found at www.hf-wa.com. Information regarding Heritage Bank can be found at www.heritagebanknw.com.
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